                                                                    EXHIBIT 10.1


                             AGREEMENT AND RELEASE


     This Agreement and Release is made by and between

Cornelius P. McMullan, of 117 Forest Street, Wellesley, Massachusetts, ("you") and Sequoia Systems, Inc., of 400 Nickerson Road, Marlborough, Massachusetts, (the "Company") and is effective as of January 30, 1996.

                                    RECITALS
                                    --------

A. You and the Company have agreed that you will resign from the office of President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (as well as from any offices held in any Company subsidiaries) effective as of the above date.

B. You and the Company wish to agree on the terms and conditions of such resignation and to grant each other releases from certain claims and liabilities, as described below.

                                   AGREEMENTS
                                   ----------

     In consideration of the mutual obligations and promises contained herein, you and the Company agree as follows:

1. You will on January 30, 1996 execute a letter of even date resigning as President and Chief Executive and as a Director of the Company. Your last day of active employment as a Company employee will be January 31, 1996.

2. The Company will continue to pay you your present base salary of $235,000 annually on its normal bi-weekly payroll schedule from February 1, 1996 through April 30, 1997. In addition, the Company will maintain and continue to furnish you with health and welfare benefits, including life, health and dental benefits, substantially in accordance with the terms of the current plans for such benefits, through April 30, 1997, provided, however, that such insured benefits will to terminate at the time substantially similar benefits are made available to you by a subsequent employer, if sooner than April 30, 1997 upon the commencement of new employment providing substantially similar benefits. Taxes and co-payments for insured benefits will continue to be deducted from your salary payments as they are currently. Deductions in respect of the Employee Stock Purchase Plan and the 401(k) Plan, if any, will cease January 31, 1996.

3. The following in-the-money stock options granted to you under the Company's 1986 Stock Option Plan (the "Plan") remain only partially vested as of January 31, 1996:


Date of Grant               Number Granted  Strike Price
- --------------------------  --------------  ---------------

            5/16/93                 60,000          $  2.25
            8/03/93                100,000          $2.0265
           10/24/94                 50,000          $3.8125

These options will vest in their entirety on January 31, 1996, and may be exercised by you in whole or in part at anytime within 90 days thereafter.
Stock options, other than those specified above, that are unvested as of January 31, 1996 will remain unvested. Stock options, other than those specified above, that are vested on January 31, 1996 may be exercised only in accordance with the terms of the Plan.

4. The Company acknowledges that as of December 31, 1995, the Company's year-to-date performance for fiscal 1996 was ahead of its 1996 fiscal-year Plan.

5. You will be provided with the services of New Directions, a recognized, professional outplacement firm, for a period of twelve months following January 31, 1996.

6. The parties agree that neither will say or do anything, directly or indirectly, orally or in writing, to disparage the other or the other's reputation, its products or services or its employees, officers and directors.

7. You agree to hold in confidence and not disclose to any other person or party or use for your own benefit or for the benefit of any third party all confidential or proprietary information of the Company (including its subsidiaries), whether concerning the Company's business plans, strategies, products, technology, finances, marketing activities or plans or otherwise. The Company agrees that the foregoing obligations shall not apply to any information which: a) becomes lawfully known or available to you from a source other than the Company without breach of this Agreement and Release

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

by you; b) is within or later becomes part of the public domain without breach of this Agreement and Release by you; or c) is provided by the Company to others on an unrestricted basis.

8. The Company hereby agrees to indemnify you in accordance with Article VII of its Restated Certificate of Incorporation, a copy of which is attached hereto and incorporated herein as Exhibit A. The foregoing shall be unlimited as to time.

9. You agree that certain of the severance related payments and benefits provided to you under this Agreement and Release are in addition to those provided for under the Company's usual severance practices.

10. (a) In consideration of the Company's payments and undertakings contained in this Agreement and Release and except for any vested interest in the Company's 401(k) Savings and Retirement Plan, 1986 Stock Option Plan and 1993 Employee Stock Purchase Plan, you hereby release and forever discharge, and covenant not to sue or commence proceedings against, the Company, its subsidiaries or affiliates and its and their respective officers, directors, employees, agents, successors and assigns ("Releasees"), from and with respect to any and all claims, debts, demands, damages, actions and causes of action of any kind whatsoever, based on facts or circumstances of which you have present knowledge, which you now have, ever had or may in the future have against such Releasees, arising to the date of this Agreement and Release, including, without limitation, those arising out of or in any manner relating to your employment by the Company or the termination of such employment, including, without limitation, any claim for reinstatement, back or future pay, bonuses, commissions, fringe benefits, medical expenses, attorneys' fees and expenses, damages or consequential damages, including but not limited to any claim, complaint, charge or lawsuit under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Executive Order 11246, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act and any other state, federal or municipal law, statute, public policy, order or regulation affecting or relating to the claims or rights of employees, including any and all claims and suits in tort or contract. You hereby represent and warrant to the Company that you have no

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

present knowledge of any facts or circumstances that may give rise to a claim against the Company or other Releasees.

     (b) Notwithstanding the foregoing, in view of the fact that your health, dental and life insurance benefits will continue in effect through April 30, 1997, nothing herein shall be construed to limit your rights to make claims and receive payments under such insurance policies for claims arising through such date.

     (c) With respect to any rights you may have under the Age Discrimination in Employment Act of 1967, which rights are being released under this Agreement and Release, you understand that you have 2121 days to consider this Agreement and Release, which, if you choose to sign this document before the 2121-day period expires, you hereby waive; that for a period of seven days following your execution of this Agreement and Release you may revoke it and your release as to such rights; that this Agreement and Release shall not become effective or enforceable as to the release of such rights until this seven-day revocation period has expired; and that the Company has no obligation to pay any sums or provide any benefits referred to in this Agreement and Release, except those to which you are entitled under existing Company policy, until it becomes effective or enforceable.

11. The Company hereby releases and forever discharges, and covenants not to sue or commence proceedings against, you with respect to any and all claims, debts, demands, damages, actions and causes of action of any kind whatsoever, based on facts or circumstances of which it has present knowledge, which it now has, ever had or may in the future have against you, arising to the date of this Agreement and Release, including, without limitation, those arising out of or in any manner relating to your service as an employee, officer or director of the Company. The Company hereby represents and warrants to you that it has no present knowledge of any facts or circumstances that may give rise to a claim against you.

12. This Agreement and Release shall be binding on the parties hereto and their respective heirs, successors and assigns.

13. The parties agree to maintain this Agreement and Release in confidence and not to disclose its terms to any third-party, except as may be required by Securities and Exchange Commission disclosure requirements or otherwise by law.

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

14. This Agreement and Release shall be governed by the laws of the Commonwealth of Massachusetts without reference to its conflicts of laws principles. In the event either party undertakes legal action to enforce the terms hereof, the successful party, after such action is finally determined, shall be entitled to court costs and reasonable attorney fees.

15. The Company encourages you to seek the advice of your attorney before executing this Agreement and Release if you wish to do so.



16. This Agreement and Release sets forth the entire agreement and understanding between you and the Company concerning the

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

matters specified above. It may be executed in counterparts that, taken together, shall constitute a single Agreement and Release. It may only be amended in writing signed by you and the Company.


AGREED:                           Sequoia Systems, Inc.


By:/s/ Cornelius P. McMullan        By:/s/ Francis J. Hughes, Jr.
   -------------------------           --------------------------
   Cornelius P. McMullan               Francis J. Hughes, Jr.

         2/29/96                              2/27/96
- ----------------------------        -----------------------------
Date                                Date


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